Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

SKYX Platforms Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, no par value(1)
	Equity	Preferred Stock, no par value(1)
	Debt	Debt Securities(1)
	Other	Depositary Shares(1)
	Other	Warrants(1)
	Other	Purchase Contracts(1)
	Other	Units(1)
	Other	Subscription Rights(1)
	Unallocated (Universal) Shelf		457	(o)		(2)		(3)	$200,000,000	$110.20 per $1,000,000	$22,040	(4)
Fees Previously Paid
	Total Offering Amounts								$200,000,000		$22,040
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$22,040

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.

(2)	There are being registered hereunder an indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $200,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered also include an indeterminate number or amount, as the case may be, of securities as may be issued upon exercise, settlement, exchange or conversion, as the case may be, of or for the securities registered hereunder or pursuant to the anti-dilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be issuable with respect to the securities being registered hereunder as a result of any stock splits, stock dividends or similar transactions.

(3)	The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.